Exhibit 5.1
HONIGMAN
(313) 465-7000
Honigman LLP
Attorneys and Counselors	Fax: (313) 465-7001

August 31, 2022

La-Z-Boy Incorporated
One La-Z-Boy Drive
Monroe, MI 48162

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as local Michigan counsel to La-Z-Boy Incorporated, a Michigan corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-8 (the “Registration Statement”).  The Registration Statement relates to the registration under the Securities Act of a maximum of 2,775,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), that may be issued by the Company pursuant to awards under the Company’s 2022 Omnibus Incentive Plan (as such plan is amended from time to time, the “Plan”).

In connection with this opinion letter, we have examined and relied upon originals or copies of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In rendering the opinions in this opinion letter, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinions herein are expressed solely with respect to the Michigan Business Corporation Act, as amended.  Our opinions are based on these laws as in effect on the date hereof.  We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.  It is understood that this opinion letter is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and only speaks as of the date of this opinion letter.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares are duly authorized and, when issued and sold by the Company in accordance with the Plan, the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP

JMH/RZK	HONIGMAN LLP
Honigman LLP • 660 Woodward Ave • Suite 2290 • Detroit, Michigan 48226